Exhibit 10.41

COCA-COLA CONSOLIDATED, INC.
LONG-TERM PERFORMANCE PLAN

(AMENDED AND RESTATED EFFECTIVE JULY 30, 2024)

COCA-COLA CONSOLIDATED, INC.
LONG-TERM PERFORMANCE PLAN
(AMENDED AND RESTATED EFFECTIVE JULY 30, 2024)
i

ARTICLE VIII GENERAL PROVISIONS AND LIMITATIONS		10
8.1	No Right to Continued Employment	10
8.2	No Right to Designation as Participant	10
8.3	Payment on Behalf of Payee	10
8.4	Nonalienation	10
8.5	Recovery of Awards	11
8.6	No Trust or Funding Created	11
8.7	Binding Effect	11
8.8	Coordination with Other Company Benefit Plans	11
8.9	Limited Effect of Restatement	12
8.10	Entire Plan	12
8.11	Withholding	12
8.12	Code Section 409A	12
8.13	Construction	13
8.14	Applicable Law	13

ii

Coca-Cola Consolidated, Inc.
Long-Term Performance Plan
(Amended and Restated Effective July 30, 2024)
ARTICLE I
DEFINITIONS
Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:
1.1Affiliate
Any corporation or other entity with respect to which the Company owns, directly or indirectly, 100% of the corporation’s or other entity’s outstanding capital stock or other equity interests, and any other corporation or entity with respect to which the Company owns directly or indirectly 50% or more of such corporation’s or entity’s outstanding capital stock or other equity interests and which the Committee designates as an Affiliate.
1.2Award
For any Participant, means the grant to a Participant of an Incentive Award in accordance with Section 3.1.
1.3Award Agreement
An agreement between a Participating Company and a Participant setting forth the terms of an Award made to such Participant. An Agreement may be in electronic form, may be limited to a notation on the books and records of the Company and, with the approval of the Plan Administrator, need not be signed by a representative of the Participating Company or a Participant
1.4Beneficiary
The beneficiary or beneficiaries designated by a Participant pursuant to Article V to receive the amounts, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.
1.5Board
The Board of Directors of the Company.
1.6Change in Control
Any of the following:
(a)The acquisition or possession by any person, other than Harrison Family Interests (as defined in Subsection (e)(i) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or
(b)At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) 30% or more of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or
(c)The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or
(d)Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).
(e)For purposes of this Section:
(i)“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;
(ii)“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;
(iii)“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;
(iv)“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and
(v)“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

(f)Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of stockholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.
1.7Code
The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
1.8Committee
The Compensation Committee of the Board or a subcommittee of such Committee.
1.9Company
Coca-Cola Consolidated, Inc., a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.
1.10Employee
A person who is a common-law employee of a Participating Company.
1.11Incentive Award
The grant to a Participant of an Award in accordance with Section 3.1.
1.12Participant
An Employee or a non-Employee member of the Board who has been granted an Award under the Plan.
1.13Participating Company
Subject to the provisions of Article VI, the Company and any Affiliate which adopts the Plan with the approval of the Committee for the benefit of its designated Employees. Each Participating Company shall be deemed to appoint the Committee as its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company. The authority of the Committee to act as such agent shall continue until the Participating Company withdraws from the Plan or the Plan is terminated by the Company.
1.14Performance Measures

Measurable performance objectives established by the Committee. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the Executive, or a division, department, region or function of the Company. The Performance Measures may be established relative to the performance of other companies.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. No payments shall be made with respect to Awards subject to Performance Measures unless, and then only to the extent that, the Committee certifies the Performance Measures have been achieved.
1.15Performance Period
A multi-year period designated by the Committee within which the Performance Measures relating to an Award are to be achieved. A new Performance Period may commence each fiscal year as determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, grant successive Awards with overlapping Performance Periods to any Participant.
1.16Plan
The Coca-Cola Consolidated, Inc. Long-Term Performance Plan, as contained herein and as it may be amended from time to time hereafter.
1.17Plan Administrator
The Vice Chairman, Chief Financial Officer or such other person or persons as may designated from time to time by the Chief Executive Officer of the Company.
1.18Retirement
Termination of employment with the Company and its Affiliates other than on account of death and:
(a)After attaining age 60;
(b)After attaining age 55 and completing 20 “years of service;” or
(c)As the result of Total Disability.
For purposes of determining a Participant’s “years of service” under Subsection (c) of this Section, a Participant is credited with a year of service for any calendar year in which the Participant completes at least 1,000 hours of service, including periods of Total Disability and authorized leaves of absence and excluding periods of employment with

Affiliates of the company prior to becoming an Affiliate unless inclusion of such employment is approved by the Committee. “Hours of service” are credited in accordance with the provisions of the Company’s Savings Plan, as amended from time to time, as if that plan were in existence when the service was performed.
1.19Total Disability
A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such a plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a Participant shall not be considered under a Total Disability if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot, or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1Eligibility
Awards may be granted under the Plan from time to time by the Committee to Employees who perform services for a Participating Company on a substantially full-time basis and to any member of the Board who is not an Employee. Unless otherwise determined by the Committee, “substantially full-time basis” means average work hours in excess of 35 per week.
ARTICLE III
GRANT OF AWARDS
3.1Incentive Awards
(a)Award Agreements. The Committee may establish Performance Measures applicable to any Incentive Award in an Award Agreement, or in an Appendix to the Plan. The Committee shall establish the amounts to which a Participant shall be entitled upon attainment of the applicable Performance Measures. With respect to any Performance Measure applicable to an Incentive Award, the Committee shall select (i) a minimum level of performance (“Threshold”) under which the Participant shall not be entitled to any payment under the Incentive Award, (ii) an expected level of performance (“Target”) at which the Participant shall be entitled to the targeted payment under the Incentive Award, (iii) a maximum level of performance (“Maximum”) at which the Participant shall be entitled to the maximum payment under the Incentive Award, (iv) the calculation methods to be used for the Performance Period, and (v) the relative weightings of the Performance Measures for the Performance Period. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide, in the relevant Award Agreement or in an Appendix to the Plan, that performance below a stated level of performance with respect to any Performance Measure applicable to an Incentive Award (or other general benchmark selected by the Committee with respect to such Award) shall result in no payment being made to the

Participant under such Incentive Award irrespective of whether any particular level of performance was achieved by the Participant with respect to any other Performance Measures applicable to the Award.
(b)Determination of Awards. As soon as practicable (but not later than the first March 15) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and what Incentive Awards have been earned, and shall notify each Participant of his or her entitlement, if any, to the payment of an Incentive Award.
(c)Vesting of Awards. Except as otherwise provided in Section 3.1(e) with respect to death, Total Disability, or Retirement or in Section 3.1(f) with respect to a Change in Control, Incentive Awards may be earned only by those Participants who remain Employees through the end of the term of the Award.
(d)Payment of Awards. Except as otherwise provided in Section 3.1(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 31 next following the end of the applicable Performance Period.
(e)Total Disability, Death or Retirement. In the event of the Total Disability, Retirement or death of any Participant after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to such Participant, such Participant or such Participant’s designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 31 next following the end of the applicable Performance Period, a pro rata portion of the Participant’s Incentive Award based on the portion of the Performance Period completed through the date of the Participant’s Total Disability, Retirement or death. If the Participant’s employment with all Participating Companies is terminated, voluntarily or involuntarily, prior to the end of the applicable Performance Period for any reason other than Total Disability, Retirement or death, the Participant shall forfeit any right to an Incentive Award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part.
(f)Change in Control. Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a Performance Period, within 15 days following the occurrence of the Change in Control, each Participant shall be entitled to receive a pro rata portion of the Participant’s Incentive Award for any Performance Period incomplete as of the date of the Change in Control, based on the portion of the Performance Period completed through the date of the Change in Control. For purposes of any Incentive Award payment made pursuant to this Section, the Target payout opportunities shall be deemed to have been earned as of the effective date of the Change in Control based on an assumed achievement of all relevant Performance Measures.
(g)Deferral of Award. The Committee may provide for the deferred payment of an Incentive Award in accordance with procedures established by the Committee, which may be procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) or any other plan maintained by the Company providing for the deferral of compensation, and in accordance with the requirements of Section 409A of the Code. Thereafter, payment of any Incentive Award so deferred will be subject to all provisions of the SSIP or such other plan.

ARTICLE IV
ADMINISTRATION
4.1Powers and Duties of the Committee
(a)General. The Plan will be administered by the Committee. In administering the Plan, the Committee is authorized to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is authorized to set Performance Measures, measure the results and determine the amounts payable under Awards. While the Committee may not increase the amount payable under an Award for a Performance Period, it retains discretionary authority to reduce the amount that would otherwise be payable to a Participant under his or her Award if the Performance Measures are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the preceding provisions of this Section, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.
(b)Delegation of Authority. The Committee, in its discretion, may delegate to a special committee consisting of one or more officers of the Company, all or part of the Committee’s authority and duties with respect to grants and awards to individuals who at the time of grant are not, and are not anticipated to become, persons subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.
ARTICLE V
DESIGNATION OF BENEFICIARIES
5.1Beneficiary Designation
Every Participant shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount of an Incentive Award payable under the Plan, exercise an Option or receive Restricted Shares or Restricted Share Units under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Plan Administrator concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) or other rights that would have been given to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) or rights that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.
5.2No Beneficiary Named or in Existence
If no Beneficiary designation is in effect at the time of a Participant’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Participant’s death), any amounts payable or rights due under the Plan after the Participant’s death shall be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, to the Participant’s estate. If there is any doubt as to the right of any person to receive such payments, the Plan Administrator may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Participating Company.
ARTICLE VI
WITHDRAWAL OF PARTICIPATING COMPANY
6.1Withdrawal of Participating Company
A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Committee prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Committee. A Participating Company shall withdraw from participation in the Plan if and when it ceases to be an Affiliate. The Committee may require the Participating Company to withdraw from the Plan as of any withdrawal date the Committee specifies.
6.2Effect of Withdrawal
A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect the Participating Company’s obligations under Awards made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before this withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.
ARTICLE VII
AMENDMENT OR TERMINATION OF THE PLAN
7.1Right to Amend or Terminate Plan
The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of any Participating Company, Participant or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee. Without limiting the generality of the foregoing, the Committee may amend the Plan to eliminate provisions that are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.
7.2Notice
Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to all Participating Companies.
ARTICLE VIII
GENERAL PROVISIONS AND LIMITATIONS
8.1No Right to Continued Employment
Nothing contained in the Plan shall give any Employee the right to be retained in the employment of a Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee. Unless a written contract of employment has been executed by a duly authorized representative of a Participating Company, such Employee is an “employee at will.”
8.2No Right to Designation as Participant
Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods.
8.3Payment on Behalf of Payee
If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Plan Administrator so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and every Participating Company therefor.
8.4Nonalienation
No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the

Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. Notwithstanding the foregoing, the Committee may permit an Award to be assigned or transferred by will or the laws of distribution. Except as authorized by the Committee, Options shall be exercisable during the Optionee’s lifetime only by the Optionee or by his or her legal representative.
If the Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate, and in such event the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.
8.5Recovery of Awards
All incentive-based compensation received by any current or former Participant in the Plan shall be subject to recovery pursuant to the Coca-Cola Consolidated, Inc. Incentive-Based Compensation Recovery Policy, as amended, superseded or replaced from time to time (the “Policy”), the terms and provisions of which are incorporated by reference into this Plan and any Award Agreement hereunder, and each Award shall be deemed to include, as a condition to the Award, an agreement by the Participant to abide by the terms of the Policy. Any Award hereunder shall also be subject rights of recovery that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any other policy of the Company or any provision in any employment agreement.
8.6No Trust or Funding Created
The obligations of each Participating Company to make payments hereunder constitutes a liability of such Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company; and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between any Participating Company and a Participant or any other person. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of any Participating Company.

8.7Binding Effect
Obligations incurred by any Participating Company pursuant to the Plan shall be binding upon and inure to the benefit of such Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.
8.8Coordination with Other Company Benefit Plans
Any income Participants derive from payments pursuant to Awards will not be considered eligible earnings for purposes of pension plans, savings plans, profit sharing plans or any other benefits plans sponsored or maintained by the Company or an Affiliate, unless expressly included by the provisions of any such plan.
8.9Limited Effect of Restatement
This instrument amends and restates the Plan effective as of the Effective Date. Nothing in this instrument shall in any way change, alter or affect the terms of any Award made under the Plan prior to such date.
8.10Entire Plan
This document and any Award Agreement, any written amendments hereto and any Appendix attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.
8.11Withholding
Each Participating Company shall have the right to deduct from any payment under the Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.
8.12Code Section 409A
(a)Interpretation. The Plan and the payments and benefits under the Plan are intended to either be exempt from the application of, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”). Accordingly, the Plan shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Not in limitation of the foregoing, the payments and benefit provided under the Plan may not be deferred, accelerated, extended, paid out, modified or replaced in a manner that would result in the imposition of an additional tax or interest under Section 409A on a Participant.

(b)Remedial Amendments. The Company reserves the right to reform any provision of the Plan that the Company determines could cause a Participant to incur any additional tax or interest under Section 409A to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without violating the provisions of Section 409A.
(c)No Offsets. Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment under the Plan that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(d)Change in Control. Notwithstanding any other provision of the Plan to the contrary, in no event shall Section 3.1(f) become effective unless the Change in Control also constitutes a “change in control event” as defined in Section 409A.
8.13Construction
Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.
8.14Applicable Law
The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 30th day of July, 2024.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General
Counsel and Secretary